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                                                                   Exhibit 10(L)

                                 EMPLOYMENT AGREEMENT

         AGREEMENT, made as of October 11, 1996, by and between AEP INDUSTRIES INC., a Delaware corporation (the "Company") and Paul M. Feeney ("Executive").

                                       RECITALS

         In order to induce Executive to serve as Executive Vice
President--Finance of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

         Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

         It is therefore hereby agreed by and between the parties as follows:

         1.   EMPLOYMENT

         1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as its Executive Vice President --Finance.

         1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as Executive Vice President--Finance of the Company and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith.

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         2.   TERM OF EMPLOYMENT.  Executive's term of employment under this
Agreement shall commence on the Closing Date (as such term is used in the Purchase agreement dated as of June (___), 1996) and, subject to the terms hereof, shall terminate on the earlier of (i) the fifth anniversary of the Closing Date (the "Termination Date") or (ii) termination of Executive's employment pursuant to this agreement (such term of employment being known herein as the "Term"): PROVIDED, HOWEVER, that any termination of employment by Executive (other than for death or Permanent Disability) may only be made upon 30 days prior written notice to the Company.

         3.   COMPENSATION.

         3.1 SALARY. During the Term, the Company shall pay Executive a base salary at the rate of $240,000 per annum, increased on each anniversary of the Closing Date by a percentage equal to the percentage increase, if any, in the Consumer Price Index for all Urban Consumers for the New York--Northeastern New Jersey Metropolitan Area (or any successor Consumer Price Index), based on data published by the Bureau of Labor Statistics of the United States Department of Labor for the twelve-month period that ends on the last day on the month immediately preceding such anniversary ("Base Salary"). Base Salary shall be payable in accordance with the ordinary payroll practices of the Company, but no less frequently than semi-monthly. Any additional increase in Base Salary shall be in the reasonable discretion of the Company and, as so increased, shall constitute "Base Salary" hereunder.

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         3.2  ANNUAL BONUS.  In addition to his Base Salary, Executive shall be paid an annual bonus (the "Bonus") during the term of his employment hereunder as follows: for fiscal year 1996, the Bonus shall be $85,000; for fiscal years 1997 and beyond, the Bonus shall be based upon performance criteria determined by the Compensation Committee of the Board of Directors of the Company in its reasonable discretion.

         3.3 COMPENSATION PLANS AND PROGRAMS. Executive shall be eligible to participate in any compensation plan or program maintained by the Company in which other senior executives of the Company participate on terms comparable to those applicable to such other senior executives.

         4.   EMPLOYEE BENEFITS.

         4.1 EMPLOYEE BENEFIT PROGRAM, PLANS AND PRACTICES. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives.

         4.2 VACATION AND FRINGE BENEFITS. Executive shall be entitled to paid vacation in accordance with existing company policies and past practice; PROVIDED, HOWEVER, that such paid vacation shall be taken at such times as are consistent with Executive's responsibilities hereunder. Unless otherwise approved by the Company, any vacation days not taken in any calendar year shall be forfeited without payment therefore;

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PROVIDED, HOWEVER, that no such vacation days shall be forfeited to the extent that such vacation days are not taken at the request of the Company. In addition, Executive shall be entitled to the perquisites and other fringe benefits (including, but not limited to, car allowances, club memberships and business entertainment expenses made available to senior executives of the Company, in accordance with existing company policies and past practice.

         5. EXPENSES. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

         6. TERMINATION OF EMPLOYMENT. The Company may terminate Executive's employment at any time for any reason.

         6.1  TERMINATION OTHER THAN FOR CAUSE; TERMINATION FOR GOOD REASON.
(a) If Executive's employment is terminated (i) by the Company other than for Cause (as defined in this Section 6.1) or (ii) by executive for Good Reason (as defined in this Section 6.1) prior to the Termination Date, Executive shall receive a severance payment equal to two (2) times the sum of (i) the base Salary in effect immediately prior to the event giving rise to such termination and (ii) the Bonus earned, if any, for the

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fiscal year immediately preceding the fiscal year in which the event giving rise to such termination occurs. The severance payment shall be payable over a period of two (2) years in accordance with the ordinary payroll practices of the Company, but no less frequently than semi-monthly following such termination of employment. In addition, the Company shall pay to Executive (i) any earned but unpaid Bonus of Executive with respect to the fiscal year preceding this termination and (ii) any earned but unpaid Bonus of Executive with respect to the fiscal year in which his termination occurs, multiplied by a fraction, the numerator of which is the number of days during such fiscal year that Executive was employed by the Company, and the denominator of which is 365.

         (b) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):


         (i) Any material breach by the Company of any provision of this Agreement, including a demotion by the Company in Executive's position or the assignment to executive of duties or responsibilities which are materially inconsistent with the Executive's position (except, in either case, in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, as a result of Executive's death or by Executive other than for Good Reason); or

         (ii) A reduction by the Company in Executive's Base Salary, other than a reduction which is part of a general salary reduction program affecting senior executives of the Company and which reduction is not, on average, greater than the salary reduction (as a percentage of the sum of (A) Base Salary and (B) any Bonus earned in the immediately preceding fiscal year) of other senior executives of the Company.

         (c) For purposes of this Agreement, "Cause" means any of the following:

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         (i)  material willful malfeasance or willful misconduct by Executive in connection with his employment;

         (ii) continuing refusal by executive to perform his duties hereunder or any lawful direction of the Chief Executive Officer of the Company ("CEO"), within 10 days after notice of any such refusal to perform such duties or direction was given to Executive;

         (iii)any breach of the provisions of Section 12 of this Agreement by Executive or any other material breach of this Agreement by Executive; or

         (iv) the commission by Executive of (A) any felony or (B) a misdemeanor involving moral turpitude.

         (d) For purposes of this Agreement, "Permanent Disability" shall mean a "Permanent and Total Disability" as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

         6.2 TERMINATION FOR CAUSE; TERMINATION OTHER THAN FOR GOOD REASON; TERMINATION AS A RESULT OF DEATH OR PERMANENT DISABILITY. (a) In the event that Executive's employment is terminated prior to the Termination Date (i) by the Company for Cause; (ii) by executive other than for Good reason; or (iii) as a result of the Executive's Permanent Disability or death, Executive shall only be entitled to receive (i) any earned but unpaid Base Salary through the date of the termination event, (ii) any earned but unpaid Bonus of Executive with respect to the fiscal year preceding his termination and (iii) any earned but unpaid Bonus of Executive with respect to the fiscal year in which his termination occurs, multiplied by a fraction, the numerator of which is the number of days during such fiscal year that Executive was employed by the Company, and the denominator of which is 365. After the termination of Executive's employment

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under this Section 6.2 and payment of all amounts due to Executive pursuant to this Section 6.2, the obligations of the Company under this agreement to make any further payments, or provide any benefits specified herein (other than benefits required to be provided by applicable law or under the terms of any employee benefit of the Company in which the Executive was a participant), to Executive shall thereupon cease and terminate. Termination of Executive pursuant to this Section 6.2 shall be made by delivery to Executive of a notice from the Board of Directors setting forth in reasonable detail the reasons for such termination.

         7. MITIGATION OF DAMAGES. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder, and no amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall reduce the amount of any Termination Amount otherwise payable to him.

         8. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

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         To the Company:

              AEP Industries Inc.
              125 Phillips Avenue
              South Hackensack, NJ  07606
              Attn:  General Counsel

         with a copy to:

              Bachner, Tally, Polevoy & Misher LLP
              380 Madison Avenue
              New York, New York  10017
              Attn:  Paul E. Gelbard, Esq.

         To Executive:

              Paul M. Feeney
              12 Sloping Hill Terrace
              Wayne, NJ  07470

         9. SEVERABILITY; EXPENSES. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of negotiating or enforcing its respective rights under this Agreement.

         10. ASSIGNMENT. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock,

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assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

         11. AMENDMENT. This Agreement may only be amended by written agreement of the parties hereto.

         12. NONDISCLOSURE OF CONFIDENTIAL INFORMATION; NON-COMPETITION. (a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12(a), "Confidential Information" shall mean non public information concerning the financial data, strategic business plans, product development ( or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information for the Company or its respective affiliates (the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

         (b)  During the period of his employment hereunder and for twenty-four
(24) months thereafter, Executive agrees that,

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without the prior written consent of the Company, (i) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender of employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Company and (ii) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the twenty-four (24) months immediately preceding such solicitation.

         (c) For purposes of this Section 12, a business shall be deemed to be in competition with the Company if it is involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a material part of the business of the Company within the same geographic area in which the Company effects such purchases, sales or dealings or renders such services. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class.

         (d) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any

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respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this
Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

         13. BENEFICIARIES; REFERENCES. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

         14. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

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The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

         15. GOVERNING LAW. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New Jersey, without reference to rules relating to conflicts of law.

         16. EFFECT ON PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior agreement or understanding between the Company or any affiliate of the Company and Executive as to employment matters.

         17. WITHHOLDING. The Company shall be entitled to withhold from payment any amount of withholding required by law.

         18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

         19. DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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         IN WITNESS WHEREOF, the parties have duly executed and entered into this Agreement, as of the date first above written.

                                       AEP INDUSTRIES INC.

                                  By:   /s/ J. Brendan Barba
                                       ----------------------------------------
                                       Name:  J. Brendan Barba
                                       Title: President



                                        /s/ Jane M. Fenney
                                       ----------------------------------------
                                       Executive